EXHIBIT A

     [GRAPHIC AIG LIFE]                     AIG Life Insurance Company
                                            P.O. Box 667
                                            One Alico Plaza
                                            Wilmington, Delaware 19899-0667
                                            A capital stock company

--------------------------------------------------------------------------------


This Policy is a contract between AIG Life Insurance Company ("We", "Us" or "Our") and the Policyholder ("You" or "Your") shown on the Policy Schedule.

Subject to the terms of this Policy and the Certificates We issue to each Certificate Owner, We will provide the benefits described in this Policy. We do this in return for the application of the Policyholder, and the required individual applications for life insurance coverage on the Insured Persons and for the payment of the premiums.

This Policy becomes effective at 12:01 A.M. Standard Time on the Policy Effective Date at the address of the Policyholder and will continue in force, in accordance with the applicable provisions, unless terminated in accordance with its provisions.

This Policy is non-participating and is not entitled to share in Our surplus earnings.













       /s/ Elizabeth M. Tuck                             /s/ R. J. O'Connell
            Secretary                                         President








              GROUP FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                                Non-Participating


11GVULD997

                                      INDEX


Policy Sections                                                  Page



Policy Schedule                                                     2
Table Of Guaranteed Maximum Cost Of Insurance Rates                 3
Policy Provisions                                                   4













































11GVULD997                                             2

                                 POLICY SCHEDULE


POLICY NUMBER                       GVULD12345

POLICYHOLDER                        XYZ Trust

POLICY EFFECTIVE DATE               September 1, 1997

ELIGIBLE PERSONS:                   Exempt Employees Of ABC Corporation





11GVULD997                                             3

               GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
             PER $1,000 OF NET AMOUNT AT RISK - STANDARD RATE CLASS




  ATT.         NONSMOKER             SMOKER              AT T.        NONSMOKER                 SMOKER
  AGE    MALE       FEMALE       MALE       FEMALE       AGE     MALE        FEMALE       MALE       FEMALE
   15   0.11334     0.07167     0.14668     0.08000       58    0.91249      0.64374     1.71209     0.96342
   16   0.12334     0.07500     0.16336     0.08417       59    1.00517      0.68630     1.85844     1.01603
   17   0.13085     0.07750     0.17503     0.08834       60    1.10872      0.73637     2.02157     1.07866
   18   0.13585     0.08000     0.18420     0.09250       61    1.22399      0.79813     2.20568     1.15717
   19   0.13918     0.08250     0.19003     0.09500       62    1.35683      0.87493     2.41330     1.25824
   20   0.14001     0.08417     0.19337     0.09750       63    1.50726      0.96927     2.64531     1.38107
   21   0.13835     0.08584     0.19337     0.09917       64    1.67446      1.07532     2.89921     1.51813
   22   0.13585     0.08667     0.19003     0.10167       65    1.85761      1.18974     3.16834     1.66276
   23   0.13251     0.08834     0.18670     0.10417       66    2.05588      1.30837     3.45019     1.80993
   24   0.12918     0.09000     0.18169     0.10667       67    2.26846      1.42954     3.74228     1.95213
   25   0.12501     0.09167     0.17586     0.10917       68    2.49956      1.55491     4.04882     2.09605
   26   0.12251     0.09417     0.17252     0.11334       69    2.75590      1.69453     4.38161     2.25256
   27   0.12084     0.09584     0.17086     0.11668       70    3.04591      1.85844     4.74911     2.43759
   28   0.12001     0.09834     0.17086     0.12084       71    3.37720      2.05839     5.16234     2.67212
   29   0.12001     0.10167     0.17336     0.12584       72    3.75991      2.30362     5.62985     2.95956
   30   0.12084     0.10417     0.17753     0.13168       73    4.19334      2.59756     6.14840     3.30169
   31   0.12334     0.10751     0.18336     0.13668       74    4.67004      2.93609     6.71732     3.69191
   32   0.12668     0.11084     0.19086     0.14252       75    5.18002      3.31428     7.32577     4.11855
   33   0.13168     0.11501     0.20087     0.15002       76    5.71918      3.72381     7.94851     4.57247
   34   0.13751     0.12001     0.21254     0.15835       77    6.28340      4.16309     8.57456     5.04701
   35   0.14418     0.12584     0.22671     0.16752       78    6.87612      4.63892     9.20818     5.54895
   36   0.15168     0.13418     0.24339     0.18169       79    7.51606      5.16655     9.87149     6.09610
   37   0.16169     0.14418     0.26423     0.19837       80    8.22374      5.76723    10.58673     6.70972
   38   0.17252     0.15502     0.28758     0.21754       81    9.01809      6.45895    11.37459     7.40695
   39   0.18420     0.16669     0.31426     0.23839       82    9.91568      7.25728    12.24905     8.20087
   40   0.19837     0.18086     0.34511     0.26340       83   10.91280      8.15936    13.19603     9.11907
   41   0.21337     0.19587     0.37847     0.29008       84   11.99039      9.15556    14.18421    10.11631
   42   0.22921     0.21087     0.41517     0.31676       85   13.12417     10.23536    15.18033    11.17772
   43   0.24672     0.22588     0.45520     0.34345       86   14.29993     11.39164    16.16033    12.29516
   44   0.26590     0.24089     0.49941     0.37013       87   15.49991     12.62319    17.16810    13.45787
   45   0.28758     0.25756     0.54613     0.39849       88   16.71909     13.93141    18.22020    14.67215
   46   0.31092     0.27507     0.59451     0.42768       89   17.97489     15.32721    19.26842    15.93751
   47   0.33594     0.29425     0.64708     0.45770       90   19.28573     16.82248    20.32834    17.34402
   48   0.36346     0.31426     0.70382     0.49024       91   20.68242     18.45266    21.43307    18.86254
   49   0.39348     0.33678     0.76558     0.52610       92   22.21790     20.28062    22.71710    20.55222
   50   0.42768     0.36179     0.83402     0.56448       93   24.04369     22.43825    24.36888    22.54367
   51   0.46688     0.38931     0.91166     0.60536       94   26.50346     25.22305    26.62992    25.22305
   52   0.51192     0.42101     0.99933     0.65209       95   30.20739     29.24955    30.20739    29.24955
   53   0.56365     0.45604     1.09870     0.70382       96   36.35803     35.72205    36.35802    35.72205
   54   0.62121     0.49190     1.20728     0.75640       97   47.21179     46.86829    47.21179    46.86829
   55   0.68546     0.53028     1.32341     0.81065       98   66.20701     66.09429    66.20701    66.09429
   56   0.75557     0.56865     1.44625     0.86407       99   83.33333     83.33333    83.33333    83.33333
   57   0.82985     0.60620     1.57581     0.91416





11GVULD997                                             4

                                POLICY PROVISIONS


Eligible Persons. Persons eligible to become Insured Persons under this Policy are those described as Eligible Persons on the Policy Schedule.

Certificates. We will issue a Certificate to each Certificate Owner describing each Insured Person's life insurance coverage under this Policy. The Certificate will describe the benefits of this Policy, to whom the benefits will be paid, and the limitations and conditions that apply.

A Certificate may be modified by rider or endorsement issued by Us to be attached to the Certificate. The rider or endorsement will set forth the modifications to the Certificate which affect the Insured Person.

Premiums. All premiums are payable in advance to Us. The planned premium for each Insured Person is shown on that Insured Person's Certificate Information Page.

Required Data. The Policyholder must give Us all data that We need to administer this Policy.

Examination Of Records. We have the right to examine all records of the Policyholder that pertain to the life insurance provided by this Policy.

Continuation Of This Policy. This Policy will continue in force, subject to the Policy Termination provision.

Entire Contract. The entire contract ("Policy") consists of this Policy, the Certificates, the Policyholder's application, each Insured Person's application for life insurance coverage under this Policy, and any attached riders, endorsements or amendments.

We rely on the Policyholder's application to issue this Policy and the individual applications, if any, to issue certificates providing life insurance coverage on each Insured Person. Statements made by the Policyholder or any Insured Person or Certificate Owner are deemed to be representations and not warranties. No such statement will be used to contest this Policy, a Certificate, or a claim, unless a copy of the instrument is furnished to the person making the statement or to his/her beneficiary.

Changing This Policy. This Policy may only be changed, in writing, by one of Our executive officers. No other person, including an agent, has any authority to change or reinstate this Policy or extend the time for paying a premium.

Conformity With State Statutes. Any provision of this Policy that, on the Policy Effective Date, conflicts with state laws of the governing jurisdiction is changed to meet the minimum requirements of those laws.

Policy Termination. This Policy may only be terminated with respect to the issuance of new certificates. Either We or the Policyholder may terminate this Policy upon giving at least 31 days written notice to the other. We will not terminate this Policy prior to the end of the first year following the Policy Effective Date.

Clerical Error. Clerical error will not void any Certificate issued under this Policy which is otherwise validly in force, nor will it keep in force any Certificate that otherwise would end.

Certificate Provisions Made Part Of This Policy. The remainder of this Policy consists of provisions that appear in the Certificates, riders and endorsements. A copy of the Certificates, riders and endorsements is added to and made a part of this Policy.



11GVULD997                                             5

                               [GRAPHIC AIG LIFE]
                           AIG LIFE INSURANCE COMPANY
                                  P.O. BOX 667
                         WILMINGTON, DELAWARE 19899-0667












































              GROUP FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                                Non-Participating




11GVULD997